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                                                                    EXHIBIT 23.2



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-66793 of QuadraMed Corporation on Form S-3 of our report dated April 25, 1997 (relating to the consolidated balance sheet of FRA Acquisitions, Inc. as of December 31, 1996, and the related consolidated statements of operations, shareholder's equity and cash flows for the year ended December 31, 1996 and the 55 day period ended December 31, 1995 (not presented or incorporated by reference separately herein) appearing in the Current Report on Form 8-K of QuadraMed Corporation dated March 12, 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.




/s/ DELOITTE & TOUCHE LLP


Los Angeles, California
March 10, 1999